Exhibit 99.1

Contact:
Investors	News Media
Maggie Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

•    2005 fee revenue grows 35% year over year

•    2005 net income up 32% year over year

Boston, January 26, 2006—Digitas Inc. (Nasdaq: DTAS) today reported results for the fourth quarter and full year ending December 31, 2005, in line with management’s previously announced expectations.

Fourth Quarter Results of Operations

Digitas reported fee revenue for the fourth quarter of 2005 of $87.1 million, compared to $71.0 million for the fourth quarter of 2004. Total revenue, including reimbursable pass-through expenses, was $159.0 million for the fourth quarter of 2005, compared to $105.4 million for the fourth quarter of 2004. The company reported net income of $10.7 million, or $0.11 per share, for the fourth quarter of 2005, as compared to net income of $7.7 million, or $0.08 per share, in the prior-year period. Adjusted cash earnings1 were $12.8 million, or $0.13 per share, for the fourth quarter of 2005, as compared to adjusted cash earnings of $8.7 million, or $0.09 per share, for the fourth quarter of 2004. The company’s cash and short-term investments balance at December 31, 2005, was $217.3 million, as compared to $177.5 million at December 31, 2004. The company also reported that it repurchased approximately 1.2 million shares of its common stock, at an average price of $11.12 per share, during the fourth quarter of 2005.

David Kenny, Chairman and Chief Executive Officer of Digitas Inc., said: “What began as a trend toward digital marketing is now a firmly established direction. Growth and diversification in our revenue base are clear evidence that we have been successful in acquiring clients who can benefit from digital marketing. And, as share of digital spend within budgets increases, we are able to more deeply embed engines in our clients’ businesses.”

Full Year 2005 Results of Operations

For the year ended December 31, 2005, Digitas reported fee revenue of $340.5 million, compared to $251.6 million for the prior year. Total revenue, including reimbursable pass-through expenses, was $565.5 million for the year 2005, as compared to $382.0 million for the prior year. The company reported net income of $40.9 million, or $0.42 per share, for the year 2005, as compared to net income of $30.9 million, or $0.39 per share, for the prior year. Adjusted cash earnings1 were $46.7 million, or $0.48 per share, for the year 2005, as compared to adjusted cash earnings of $35.1 million, or $0.44 per share, for the prior year.

Guidance

For the full year 2006, Digitas said it anticipates fee revenue of $380 million–$400 million. The company also said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.45–$0.55 for the full year 2006. In addition, Digitas expects adjusted cash earnings2 of $0.58–$0.68 per share for the full year 2006.

For the first quarter 2006, the company anticipates fee revenue of $92 million–$95 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.12–$0.14, and adjusted cash earnings2 of $0.15–$0.17 per share.

Brian Roberts, Chief Financial Officer of Digitas Inc., said: “We’ve completed our fourth consecutive year of delivering on expectations set for the year. In 2005, we successfully accomplished client diversification goals and managed solid organic revenue growth. Managing the business efficiently, we continued to turn this growth into solid cash flow; and, we repurchased 4.5 million shares of our common stock over the year through our buyback program.”

Digitas will discuss its fourth quarter performance on a conference call this afternoon at 4:30 p.m. (Eastern). The call-in number is (888) 689-4452 (U.S. and Canada) or (706) 679-5891 (international). A live webcast of the conference call will also be available on the investor relations page of the company’s Web site, at http://investor.digitas.com. The financial and statistical information presented during the conference call is available for review at http://investor.digitas.com under the FAQ section. Replays by telephone will be available for seven days following the call. To access the replay by telephone, please call (800) 642-1687 and request conference ID 4189704. Replays of the call will be available by webcast for an extended period of time at the company’s Web site, http://investor.digitas.com.

About Digitas

Digitas Inc. (Nasdaq: DTAS) is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AT&T, Delta Air Lines, General Motors and Kraft Foods. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with locations in Atlanta, London, Norwalk, and San Francisco; and, Digitas with locations in Boston, Chicago, Detroit and New York, employ more than 1,700 professionals.

1 The company’s adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. The following table reconciles adjusted cash earnings to GAAP earnings:

	3 Months Ended		Full Year Ended
	12/31/05	12/31/04	12/31/05	12/31/04
(in thousands, except per share data)
GAAP earnings(loss)	$10,691	$7,747	$40,890	$30,922

Amortization of intangible assets	700	760	2,800	1,289
Stock-based compensation	772	201	2,354	1,635
Net restructuring expenses (income)	671	—	671	1,220

Total of adjustments	$2,143	$961	$5,825	$4,144

Adjusted cash earnings	$12,834	$8,708	$46,715	$35,066

Weighted average shares outstanding used in adjusted cash earnings per share calculation	97,347	92,249	97,531	79,091

Adjusted cash earnings per share	$0.13	$0.09	$0.48	$0.44

2 The company’s projected adjusted cash earnings per share are calculated and presented for the same reasons as described in the preceding note. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share.

	3 Months Ended 3/31/06		12 Months Ended 12/31/06
	Low End	High End	Low End	High End
GAAP earnings	$0.12	$0.14	$0.45	$0.55

Amortization of intangible assets	0.01	0.01	0.03	0.03
Stock-based compensation	0.02	0.02	0.10	0.10

Total of adjustments	$0.03	$0.03	$0.13	$0.13

Adjusted cash earnings	$0.15	$0.17	$0.58	$0.68

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under the caption “Guidance” regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share and statements regarding the company’s future business prospects and trends toward increased spending on digital marketing. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, the company’s ability to sublet its excess real estate in the anticipated time frame, and the company’s ability to effectively manage its growth and client relationships, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made early in the first quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

DIGITAS INC.

STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Fee revenue	$87,093	$71,001	$340,478	$251,585
Pass-through revenue	71,955	34,439	225,019	130,447

Total revenue	159,048	105,440	565,497	382,032

Operating expenses:
Professional services costs	50,266	40,726	194,866	144,195
Pass-through expenses	71,955	34,439	225,019	130,447
Selling, general and administrative expenses	25,006	22,226	99,077	73,289
Net restructuring expenses (income)	671	—	671	1,220
Delta bad debt charge	—	—	3,200	—
Stock-based compensation	772	201	2,354	1,635
Amortization of intangible assets	700	760	2,800	1,289

Total operating expenses	149,370	98,352	527,987	352,075

Income (loss) from operations	9,678	7,088	37,510	29,957

Other income (expense):
Interest income	1,861	732	5,429	1,439
Interest expense	(146)	(157)	(550)	(562)
Other miscellaneous income	(210)	43	(182)	321

Income (loss) before provision for income taxes	11,183	7,706	42,207	31,155
Provision for income taxes	492	(41)	1,317	233

Net income (loss)	$10,691	$7,747	$40,890	$30,922

Net income (loss) per share
Basic	$0.12	$0.09	$0.46	$0.44
Diluted	$0.11	$0.08	$0.42	$0.39
Weighted-average common shares outstanding
Basic	89,244	83,428	89,091	69,737
Diluted	97,347	92,249	97,531	79,091

DIGITAS INC.

BALANCE SHEET

(dollars in thousands)

	December 31, 2005 (unaudited)	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$180,297	$130,546
Short-term investments	37,023	46,999
Accounts receivable, net of allowance for doubtful accounts of $4,576 and $1,053 at December 31, 2005 and 2004, respectively	54,195	48,830
Accounts receivable, unbilled	26,971	9,772
Prepaid expenses and other current assets	9,343	8,052

Total current assets	307,829	244,199
Fixed assets, net	43,816	22,325
Goodwill, net	211,877	218,208
Other intangible assets, net	31,317	34,117
Other assets	5,795	5,328

Total assets	$600,634	$524,177

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$45,761	$14,028
Current portion of long-term debt	87	363
Billings in excess of cost and estimated earnings on uncompleted contracts	64,506	48,828
Accrued expenses	9,408	9,921
Accrued compensation	28,725	23,810
Accrued restructuring	5,134	14,707

Total current liabilities	153,621	111,657
Long-term debt, less current portion	139	219
Accrued restructuring, long-term	12,797	19,272
Deferred Rent	21,544	1,943
Other long-term liabilities	5,545	7,403

Total liabilities	193,646	140,494

Shareholders’ equity:
Preferred shares, $.01 par value per share; 25,000,000 shares authorized and none issued and outstanding at December 31, 2005 and 2004	—	—
Common shares, $.01 par value per share, 175,000,000 shares authorized; 89,419,334 and 86,710,197 shares issued and outstanding at December 31, 2005 and 2004, respectively	895	867
Additional paid-in capital	520,365	533,095
Accumulated deficit	(108,973)	(149,861)
Cumulative foreign currency translation adjustment	(452)	208
Deferred compensation	(4,847)	(626)

Total shareholders’ equity	406,988	383,683

Total liabilities and shareholders’ equity	$600,634	$524,177